QuickLinks -- Click here to rapidly navigate through this document

[LIBERTY LIVEWIRE CORPORATION LETTERHEAD]

FOR IMMEDIATE RELEASE

LIBERTY LIVEWIRE APPOINTS GEORGE C. PLATISA
CHIEF FINANCIAL OFFICER

    Santa Monica, California - May 21, 2001—Liberty Livewire Corporation (NASDAQ: LWIRA) today announced the appointment of George C. Platisa to the position of Executive Vice President and Chief Financial Officer. Mr. Platisa joins Livewire from Broadband Sports, where he served as Chief Financial Officer. Prior to Broadband Sports, he was Chief Financial Officer of Pacificare of California. Mr. Platisa also spent several years in financial management with The Walt Disney Company, including serving as Vice President—Operations Planning where he directed Disney's worldwide Annual Operating Plan and Vice President—Controllership, where he directed Disney's global accounting and financial reporting. Prior to that, Mr. Platisa spent several years with the accounting firm Price Waterhouse.

    Commenting on the appointment, Robert T. Walston, Liberty Livewire's President and Interim Chief Executive Officer, stated, "We are very pleased to have George joining us at this exciting time in the Company's development. George brings to Livewire an extensive background in financial planning, capital analysis, acquisitions, divestitures and all aspects of financial management and reporting. We look forward to his contributions."

    Mr. Platisa replaces Jeffrey J. Marcketta, who has resigned to pursue other business opportunities. Mr. Marcketta served as the Executive Vice President and Chief Financial Officer of the Company since its inception in June 2000. Prior to that, he was the President and Chief Operating Officer of Four Media Company.

About Liberty Livewire Corporation

    Liberty Livewire Corporation provides a wide range of content preparation, management and distribution services to worldwide clients in the feature film, television and advertising industries. The company also provides interactive television service under the brand name HyperTV® with Livewire. Livewire conducts business in five countries, including substantial operations in the entertainment centers of Los Angeles, New York and London. Liberty Livewire is a subsidiary of Liberty Media Group (NYSE: LMG.A; LMG.B), which holds interests in a broad range of programming, communications and technology businesses in the United States, Europe, South America and Asia.

    This press release contains forward-looking statements that are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "intends," "believes" and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses, and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statement due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

# # #

For additional information contact:

Robert T. Walston
President and Chief Operating Officer
 LIBERTY LIVEWIRE CORPORATION
520 Broadway, Fifth Floor
Santa Monica, CA 90401
(310) 434-7000 (phone)
(310) 434-7001 (fax)

QuickLinks

LIBERTY LIVEWIRE APPOINTS GEORGE C. PLATISA CHIEF FINANCIAL OFFICER